Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Announces 1-for-50 Reverse Stock Split

DENVER - October 20, 2020 - HighPoint Resources Corporation ("we", "us", the "Company" or "HighPoint") (NYSE: HPR) today announced that the Company will effect a 1-for-50 reverse stock split of its common stock. The Company’s common stock is expected to begin trading on a split-adjusted basis on the New York Stock Exchange (“NYSE”) at the market open on October 30, 2020.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NYSE. The reverse stock split was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on April 28, 2020 to be determined at the Board’s discretion within approved parameters. The specific ratio was subsequently approved by the Company’s Board. As a result of the reverse stock split, every fifty pre-split shares of common stock outstanding will become one share of common stock. Any fractional shares that result from the reverse stock split will be canceled and stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash in lieu of such fractional shares. The reverse stock split reduces the number of shares of the Company’s outstanding common stock from approximately 215.3 million shares to approximately 4.3 million shares, subject to adjustment of the rounding of fractional shares.

The trading symbol for the Company’s common stock will remain “HPR.” The new CUSIP number for the common stock following the reverse stock split is 43114K 207.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.